    As Filed with the Securities and Exchange Commission on March 16, 2001
                                                  Registration No. 333-55988
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 2054
                            _______________________

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            _______________________
                               COREL CORPORATION
             (Exact name of Registrant as specified in its charter)

           Canada                              7372                      Not Applicable
(State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. employer
incorporation or organization)        Classification code number)     identification no.)

                              1600 Carling Avenue
                            Ottawa, Ontario K1Z 8R7
                                 (613) 728-8200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                  John Blaine
                            Chief Financial Officer
                               Corel Corporation
                              1600 Carling Avenue
                            Ottawa, Ontario K1Z 8R7
                                 (613) 728-8200
(Name, address, including zip code and telephone number, including area code, of agent for service)

                Please address a copy of all communications to:

        Arnold B. Peinado, III, Esq.           Robert D. Chapman, Esq.      Duncan C. McCurrach, Esq.
     Milbank, Tweed, Hadley & McCloy LLP          McCarthy Tetrault            Sullivan & Cromwell
          One Chase Manhattan Plaza             1400-40 Elgin Street            125 Broad Street
             New York, NY 10005                Ottawa, Ontario K1P 5K6         New York, NY 10004
               (212) 530-5000                       (613) 238-2111               (212) 558-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                            _______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


               Subject to completion, dated March 16, 2001


PROSPECTUS

                               Corel Corporation

                            24,000,000 Common Shares

     This prospectus relates to offers and sales from time to time of up to 24,000,000 common shares of Corel Corporation. These common shares will be issued upon conversion of the Series A participating convertible preferred shares of Corel owned by the selling shareholder, a subsidiary of Microsoft Corporation. Because these preferred shares are not convertible by Microsoft, its affiliates or associates, the selling shareholder will sell the preferred shares to one or more underwriters, broker-dealers or other selling agents, who will convert them into common shares and offer and sell those common shares in ordinary brokers transactions at then current market prices or in other transactions at negotiated prices.

     The selling shareholder will receive all of the proceeds from the offers and sales of the common shares, less any discounts, commissions or other compensation that it may pay to the underwriters, broker-dealers or other selling agents effecting the sales. Corel will not receive any proceeds from the sales and will pay all the costs of registering the common shares under this prospectus.

     Our common shares are listed on The Nasdaq National Market under the symbol "CORL" and on The Toronto Stock Exchange under the symbol "COR". The last reported sales price for our common shares on The Nasdaq National Market on March 12, 2001 was $2.00 per share and on The Toronto Stock Exchange was Cdn$3.10.

     This investment involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _________ __, 2001.

                               TABLE OF CONTENTS

About This Prospectus......................................................   2
Forward-Looking Statements.................................................   3
Summary....................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  10
Dividend Policy............................................................  10
Selling Shareholder........................................................  10
Income Tax Considerations..................................................  11
Plan of Distribution.......................................................  16
Legal Matters..............................................................  18
Experts....................................................................  18
Where You Can Find More Information........................................  18

                             ABOUT THIS PROSPECTUS

      You should rely only on the information contained in this prospectus. Neither we nor the selling shareholder has authorized anyone to provide you with information different from that contained in this prospectus. Underwriters, broker-dealers or other selling agents selected by the selling shareholder will offer to sell, and seek offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our common shares.

     Unless the context otherwise requires, in this prospectus, "we," "us," "our" and "Corel" refer to Corel Corporation and its wholly owned subsidiaries. The "selling shareholder" refers to Microsoft Licensing, Inc., a Nevada corporation and a wholly owned subsidiary of Microsoft Corporation, a Washington corporation.

     All dollar amounts indicated by "$" are in United States dollars and all dollar amounts indicated by "Cdn$" are in Canadian dollars.

     Many of Corel's directors, officers and certain experts named herein are residents in Canada. Consequently, it may be difficult for United States investors to effect service within the United States upon Corel's directors, officers or certain experts named herein, or to realize in the United States upon judgments of courts in the United States predicated upon civil liabilities under the Securities Act of 1933. A judgment of a court in the United States predicated solely upon such civil liabilities would probably be enforceable in Canada by the Canadian court if the United States court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether the original action could be brought successfully in Canada against any of such persons or Corel predicated solely upon such civil liabilities.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the reports incorporated herein contain forward-looking statements, including statements concerning conditions in the computer software industry, and concerning our business, financial condition, operating strategies, and our operational and legal risks. We use words like "believe," "expect," "anticipate," "intend," "future," "plan", "forecast" and other similar expressions to identify forward-looking statements. Purchasers of our common shares should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties, including shifts in customer demand, product shipment schedules, product mix, products and pricing, technological shifts and factors identified under "Risk Factors" and elsewhere in this prospectus. Our actual results could differ materially from those expressed in these forward-looking statements, and any events anticipated in the forward-looking statements may not actually occur. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no duty to update any forward-looking statements after the date of this prospectus to conform those statements to actual results or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     Corel develops, manufactures, licenses, sells and supports a wide range of software products including graphics, business productivity, and consumer products. Our products are available for users of most PCs, including International Business Machines Corporation and IBM-compatible PCs, Apple Computer Inc.'s Macintosh(R), UNIX(R)-based and Linux(R)-based systems. In 2001 we will continue to expand our support of the Web, delivering the Internet's versatility to customers through Web-based applications, content and services. We will also be developing applications for Microsoft's .NET platform as part of our commitment to provide customers with a full range of applications and services on multiple platforms.

     Our business strategy emphasizes the development of a broad line of software application products for business and personal use, marketed through multiple channels of distribution.

     On October 2, 2000 we entered into a purchase agreement with Microsoft Corporation for the purchase of 24,000,000 Series A Participating Convertible Preferred Shares of Corel at a purchase price of $5.625 per share or a total purchase price of $135,000,000. The Series A Shares are non-voting. Each Series A Share is convertible into one common share of Corel, but the Series A Shares may not be converted into Corel common shares while held by Microsoft or any of its affiliates or associates.

     In connection with the purchase agreement, Corel and Microsoft also entered into a technology support and settlement agreement dated October 2, 2000 pursuant to which Corel and Microsoft will work together to support the development, testing and marketing of new products related to the .NET platform. Joint marketing initiatives will include participation in product launches, tradeshow events and representation on mutual web sites. In addition, both companies have agreed to settle certain legal issues between Corel and Microsoft.

The Offering

Shares Available         Up to 24,000,000 common shares

The Selling Shareholder  The common shares offered by this prospectus are being sold by designated broker-dealers and/or other parties on behalf of the selling shareholder. These shares were issued upon the conversion of Series A Shares originally sold to Microsoft and then resold by Microsoft to such broker-dealers and/or other parties.

     Corel was incorporated as Corel Systems Corporation under the Canada Business Corporations Act by Certificate and Articles of Incorporation dated May 29, 1985. Corel's name was changed to Corel Corporation on May 4, 1992. Corel was continued by Certificate and Articles of Amalgamation on December 1, 1998. Our registered and head office is located at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7, and our telephone number there is (613)728-8200. We maintain a web site at www.corel.com. Our website and the information it contains are not a part of this prospectus.

                                  RISK FACTORS

     Please carefully consider the specific factors set forth below as well as the other information contained in, or incorporated by reference into, this prospectus before purchasing our common shares. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed below.

We have a history of losses which may continue, and we may not be able to achieve profitability.

     We have a history of losses. We incurred net losses of $30.4 million in 1998, net income of $16.7 million in 1999 and net losses of $55.4 million in 2000. We may continue to incur losses in 2001 and may never generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Introduction of new and enhanced products must be timely and they may not be able to compete successfully.

     The markets for our products experience and will experience rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. These market characteristics could render our technology obsolete. We will have to successfully manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excess inventory and ensure adequate supplies of new products. We may not successfully develop, introduce or manage the transition of new products or do so on a timely basis. Failed market acceptance of new products or problems associated with new product transitions could harm our business, financial condition, results of operations and prospects.

We experience quarterly fluctuations in operating results.

     We have experienced, and expect to continue to experience, significant fluctuations in our quarterly operating results due to the following factors: reduced demand for older products, market acceptance of new and enhanced products, timing and shipment of significant orders, mix of products sold, exchange rate fluctuations and length of sales cycles and business cycles in the markets we serve. In addition, our net sales and operating results for future fiscal quarters will depend on generating and shipping orders in the same quarter that an order is received. The failure to receive anticipated orders or delays in shipments near the end of a quarter, due to rescheduling, cancellations or unexpected manufacturing difficulties, may cause net sales in a particular quarter to fall significantly below expectations. This could adversely affect our operating results for such quarter.

The issuance of additional common shares may adversely affect the market price of our common shares.

     Up to 24,000,000 additional common shares will be available for trading in the public market as a result of sales of shares pursuant to this prospectus.
In addition, over the course of the two-year term of our September 18, 2000 share purchase agreement with an institutional investor, up to 14,464,000 common shares may become available for trading in the public market pursuant to the agreement and the exercise of warrants issued in connection with it. Together, the shares offered pursuant to this prospectus and the 14,464,000 shares issued or issuable pursuant to the September 18, 2000 share purchase agreement and the exercise of related warrants constitute 34% of our issued and outstanding common shares as of February 15, 2001 after giving effect to the conversion of the Series A Shares and exercise of the shares and warrants issued and issuable pursuant to the share purchase agreement. In addition, we have issued and there are outstanding warrants for the purchase of 3,637,976 common shares at a price of Cdn$4.56 per share and employee stock options for a total of 4,441,982 common shares ranging from Cdn$3.00 to Cdn$29.90. The additional shares in the market may dilute the percentage interest of our other shareholders now or in the future and may have a material adverse effect on the market price of the common shares. Any such decline in the market price of our common shares could impede our efforts to obtain additional financing through the sale of additional equity or equity-related securities or could make such financing more costly.

We are uncertain about the status of some of our proprietary technology.

     We rely principally upon copyright, trademark, patent, trade secret and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that none of the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties have asserted and may assert claims against us for infringement of their proprietary rights and these claims may be successful. We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition or results of operations. These types of claims are common in the software industry. Parties making these claims could secure a judgement awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States, Canada or elsewhere. Such a judgement could have a material adverse effect on our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. However, we cannot be certain that third parties will extend licenses to us on commercially reasonable terms, or at all. Our failure to obtain the necessary licenses or other rights could materially adversely affect our business, financial condition, results of operations and prospects.

The stock market in general has recently experienced extreme price and volume fluctuations.

     Nasdaq, where many publicly-held software companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The trading prices of many of these companies' stocks are, or recently have been, at or near historic highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustainable. These broad market and industry factors may materially adversely affect the market price of our common shares, regardless of our actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. We have already been the subject of several lawsuits alleging that we have violated various provisions of federal securities laws. This litigation, and other claims, if made, could result in substantial costs and a diversion of our management's attention and resources.

The ability of our shareholders to effect changes in control of Corel will be limited.

     Our certificate and articles of amalgamation, by-laws, and the Investment Canada Act contain provisions that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving Corel. This could discourage a third party from attempting to acquire control of us, even if these events would be beneficial to the interests of the shareholders. In particular, we have a shareholder rights plan which enables the Board of Directors to delay a change in control of Corel. In addition, our certificate and articles of amalgamation authorize our Board of Directors to provide for the issuance of preferred shares, in one or more series, which our Board of Directors could issue without further shareholder approval and with terms and conditions and rights, privileges and preferences as it determines. There are no current plans to issue any preferred shares. Also, since we are a Canadian corporation, certain investments in Corel are subject to the provisions of the Investment Canada Act. In general, this act provides a system for the notification to the Investment Canada agency of certain acquisitions of Canadian businesses by non-Canadian investors, and for the review by the Investment Canada agency of certain acquisitions that meet thresholds specified in the act. To the extent that a non-Canadian person or company attempted to acquire 33% or more of our outstanding common shares, the threshold for a presumption of control, the transaction would be reviewable by the Investment Canada agency. These factors could have the effect of delaying, deferring, or preventing a change of control of Corel.

If we are unable to hire and retain key personnel, our business and growth may suffer.

     Our success depends to a significant extent upon the performance of our executive officers and key technical and marketing personnel. The loss of one or more of our key employees could have a material adverse effect on our results of operations. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled technical, managerial, and sales and marketing personnel. There can be no assurance that we will be successful in attracting and retaining such personnel. The implementation by us of our cost reduction plan has resulted and may continue to result in the voluntary retirement of employees whom we wish to retain.

Competition within distribution channels may adversely affect our business.

     We compete with other software vendors for access to distribution channels, retail shelf space and the attention of customers at the retail level and in corporate accounts. Other competitors with greater market share and significantly greater financial resources may command the attention of the retail accounts, the corporate market and original equipment manufacturers. In order to compete for distribution channel space we must offer compelling reasons to distribute our products. We attempt to achieve this through offering a superior product at a reasonable price that offers compatibility with competitive products. We must also use innovative marketing ideas in order to compel the distributor to carry our products. Inability to maintain distribution channel space could have a material adverse affect on our business, results of operations and financial condition.

Our marketplace is intensely competitive and rapidly changing and we may not be able to compete successfully in the future.

     Our industry is highly competitive and subject to rapid technological change. Many of our current and potential competitors have larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources. The rapid pace of technological change constantly creates new opportunities for existing and new competitors and can quickly render existing technologies less valuable. As the market for our products continues to develop, additional competitors may enter the market and competition may intensify. Inability to compete in the following factors could have a material adverse affect on our business, product performance, product features, ease of use, reliability, hardware and competitor compatibility, brand name recognition, product reputation, pricing, levels of advertising, availability and quality of customer support, and timeliness of product
upgrades.   We compete in the following areas with a variety of companies, including:

     . Graphics. Our graphics software products face substantial competition from a wide variety of companies. In the illustration graphics segment, our competitors include Adobe Systems Incorporated, JASC Software, Inc., Macromedia Inc., Micrografx, Inc. and Microsoft. In the desktop publishing segment, our competitors include Adobe. Our competitors also include many independent software vendors, such as Autodesk, Inc., and Apple Computer Inc.

     . Business Productivity. Our competitors in the productivity software (primarily office suites) marketplace include Microsoft, IBM (Lotus Development Corporation), Sun Microsystems, Inc., Redhat, Inc. and Applix Inc. According to industry sources, Microsoft currently has the largest overall market share for office suites. IBM has a large installed base with its spreadsheet program. Also, IBM preinstalls some of its software products on various models of its PCs, competing directly with our productivity software.

Changes in distribution channels could materially adversely affect our results of operations.

     The distribution of our products is carried out primarily through distributors, certain of which are material to our competitive position. The distribution channels through which software products for desktop computers are sold have been characterized by rapid change, including consolidations and financial difficulties of certain distributors and resellers, the emergence of new retailers such as general mass merchandisers and superstores, and the desire of large customers such as retail chains and corporate users to purchase directly from software developers. The loss of, or a significant reduction in sales volume attributable to any of our principal distributors or the insolvency or business failure of any such distributor could have a material adverse effect on our results of operations.

Prices of our products could decrease, which would reduce our net income.

     Pricing pressures continually intensify in the PC software applications market and we believe that price competition, with its attendant reduced profit margins, may become a more significant factor in the future. Corporate licensing, discount pricing for large volume distributors and retailers, product bundling promotions and competitive upgrade programs are forms of price competition that may become more prevalent. In addition, enterprise-wide versions of products are generally priced lower per user than individual copies of the same products. We also compete with companies that produce standalone graphics and desktop publishing applications that might serve a specific need of a user or class of users at a price below that of our products. Reductions in the prices of our products could reduce our net income.

We face risks associated in doing business with foreign countries that could adversely affect our results of operations.

       Currently, we market our products in more than 60 countries. We anticipate that sales outside of North America will continue to account for a significant portion of total sales. These sales are subject to certain risks including imposition of government controls, export license requirements, restrictions on the export of technology, political instability, trade restrictions, changes in tariffs, differences in copyright protection and difficulties in managing accounts receivables. More than 50% of our sales for the past two fiscal years were made in the United States. As a result, adverse developments in the United States markets for our products could have a material adverse effect on our results of operations.

Our business is subject to exchange rate fluctuations.

       A substantial portion of our revenues are earned in Europe and collected in euros. As a result, we are at risk from exchange rate fluctuations between the euro and the United States dollar. The fluctuation of the euro against the United States dollar since 1999 has had, and may continue to have, a negative effect on our revenues as reported in our financial statements, and may significantly affect the comparability of our results between financial periods. We do not conduct any foreign exchange hedging activities to protect against exchange rate fluctuations. Given the volatility in currency exchange rates, there can be no assurance we will be able to effectively manage our currency translation risks or that such exchange rate volatility will not have a material adverse effect on our results of operations and financial condition.

Our research and development costs are significant and may not result in increased sales or revenue.

     Developing and localizing software is expensive. We plan to continue significant investments in product research without corresponding growth in the near future. We cannot assure that significant sales or revenue from the products we are developing will be achieved for a number of years, if at all.

The slowing of growth of personal computer unit sales may adversely affect our revenue growth.

     The growth rate of sales of personal computers may decrease in the future and have a negative effect on the growth of our revenues.

It is possible that we may become a passive foreign investment company (PFIC) for United States federal income tax purposes, which could result in negative tax consequences to you.

     We would become a passive foreign investment company, or PFIC, for United States federal income tax purposes if 75% or more of our gross income in any year is considered passive income (defined for this purpose as interest, dividends, certain rents and royalties, as well as gains from the sale of assets that produce these types of income) or on average for any year, 50% or more of our assets produce passive income or are held to produce passive income.

       Cash and cash equivalents, among other types of assets, are considered to produce, or to be held for the production of, passive income for purposes of applying the second of the two tests set forth above. As of November 30, 2000, we had $128.6 million of cash on hand. Our cash balances may either increase or decrease from the amount on hand as of November 30, 2000. Accordingly, we may be or may subsequently become a PFIC if the average quarterly value of all our assets that produce, or are held for the production of, passive income (including cash) equals or exceeds 50% of our gross assets. Because the PFIC determination is made annually on the basis of facts and circumstances that may be beyond our control (including fluctuations in the market value of our stock), and because this registration is being made prior to the close of our taxable year in which you may acquire our stock from the selling shareholder, we cannot assure you that we will not be a PFIC for this year or future years.

     If we become a PFIC, U.S. holders of our shares will be subject to certain U.S. federal income tax rules that will have negative consequences for U.S. holders. Under the PFIC rules, unless a qualified electing fund or mark-to-market election is made, a U.S. holder would, upon receipt of distributions, or upon disposition of our shares at a gain, be liable to pay tax at the then highest rates on ordinary income plus an interest charge. The interest charge would generally be calculated as if the distribution or gain had been recognized ratably over the U.S. holder's holding period (for PFIC purposes) for the shares. A U.S. holder also would be required to make an annual return on IRS Form 8621 that describes any distributions received with respect to their shares and any gain realized on the sale or other disposition of its shares. We can provide no assurances we will complete the actions necessary for U.S. holders to make a qualifying electing fund election in the event that we were to be considered a PFIC for any taxable year. See "Income Tax Considerations--Certain U.S. Federal Income Tax Consequences--Passive Foreign Investment Company."

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of common shares pursuant to this prospectus.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common shares. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

                              SELLING SHAREHOLDER

     On October 2, 2000, we sold 24 million of our Series A Shares to Microsoft at $5.625 per share for a total purchase price of $135 million. The Series A Shares are non-voting, have a liquidation preference of $5.625 per share and are entitled to receive the same dividends as our board of directors, in its discretion, may decide to pay on our common shares. Each Series A Share is currently convertible into one of our common shares at any time at the option of the holder thereof (although the conversion ratio is subject to future adjustment in certain circumstances). However, by their terms the preferred shares may not be converted by Microsoft or any of its affiliates or associates.

     Because the selling shareholder may sell some or all of its Series A Shares, we cannot estimate the number of Series A Shares it will hold after the offering covered by this prospectus.

     We granted registration rights to Microsoft and any subsequent holder of the Series A Shares or the common shares issuable upon conversion of the Series A Shares to enable the holder of the common shares to sell them to the public market. The registration rights agreement permits us to restrict the resale of the common shares issued upon conversion of the Series A Shares if the registration of the common shares with the Securities and Exchange Commission would interfere with a financing, acquisition, reorganization or other corporate transaction involving Corel or any of our subsidiaries. We cannot so restrict sales of common shares by the selling shareholder more than once in any 12-month period or for more than 90 days in the aggregate during any such restrictions.

     We agreed that in the event that a sale of common shares issued upon conversion of the Series A Shares would require registration of the shares under Canadian securities laws, the holder of such shares will have registration rights under Canadian law equivalent to those we have granted to holders selling their shares in the United States.

     Except as described above, neither the selling shareholder nor any of its affiliates have had any position, office or other material relationship with us or any of our affiliates during the past three years.

                           INCOME TAX CONSIDERATIONS

     The following summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice to any particular prospective purchaser. This discussion does not purport to deal with all aspects of Canadian and United States federal income taxation that may be relevant to prospective purchasers of common shares and does not take into account Canadian provincial or territorial tax laws, United States state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. Accordingly, prospective purchasers should consult with their tax advisors for advice with respect to their particular circumstances, including any consequences of an investment in common shares arising under provincial, territorial, state or local tax laws or tax laws of jurisdictions outside Canada and the United States.

Canadian Federal Income Tax Consequences

     The following summarizes the principal Canadian federal income tax considerations relating to an investment in the common shares generally applicable to a person (a "U.S. holder") who acquires common shares pursuant to this prospectus, who for purposes of the Income Tax Act (Canada) and at all relevant times, (i) is not resident or deemed to be resident in Canada, (ii) holds the common shares as capital property, (iii) deals at arm's length and is not affiliated with us, (iv) does not use or hold, and is not deemed to use or hold, the common shares in, or in the course of, carrying on a business or providing independent personal services in Canada, and (v) does not carry on an insurance business in Canada and elsewhere, and who, for purposes of the Canada-United States Income Tax Convention, 1980 (the "Convention") and at all relevant times, (i) is resident in the United States, and (ii) does not own (or is not treated as owning) 10% or more of our outstanding voting shares.

     Our common shares will generally be considered to be capital property to a holder for purposes of the Income Tax Act (Canada) unless the holder holds such shares in the course of carrying on a business of trading or dealing in securities or the holder acquired such shares as part of a transaction considered to be an adventure or concern in the nature of trade.

     This discussion is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder, all specific proposals to amend the Income Tax Act (Canada) and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency. The summary also takes into account all specific proposals to amend the Income Tax Act (Canada) and the regulations thereunder publicly announced prior to the date hereof, and, while there is no assurance the proposed amendment will be enacted as announced, or at all, this summary assumes that the proposed amendments will be enacted substantially as proposed. This discussion is not exhaustive of all possible Canadian federal income tax consequences and, except for the publicly announced proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax consequences which may differ significantly from those discussed herein.

Canadian Federal Taxation of Dividends on Common Shares

     Dividends, including deemed dividends and stock dividends, paid or credited on common shares owned by a U.S. holder will be subject to Canadian withholding tax under the Income Tax Act (Canada) at a rate of 25% on the gross amount of the dividends. The rate of withholding tax generally is reduced under the Convention to 15% where the U.S. holder is the beneficial owner of the dividends. Under the Convention, dividends, or deemed dividends or stock dividends, paid or credited to a U.S. holder that is a

United States tax-exempt organization as described in Article XXI of the Convention, other than such dividends that constitute income from carrying on a trade or business, will generally not be subject to Canadian withholding tax although such entities may be subject to administrative procedures to confirm their eligibility for such exemption.

     It should be noted that under Canadian tax law dividends may be deemed to be paid in certain circumstances. For example, when a corporation redeems or purchases for cancellation shares of its capital stock, a dividend will be deemed to be paid in an amount equal to the amount by which the amount paid exceeds the "paid-up capital" (as defined in the Income Tax Act (Canada)) of the shares so redeemed or purchased for cancellation. The "paid-up capital" of the common shares issued to a U.S. holder may be less than the holder's cost of such shares by reason of, for example, the averaging of the paid-up capital with that of shares of such class already issued and outstanding. The paid-up capital attributable to each common share will be relevant to the holders thereof in connection with any purchase for cancellation of such shares or upon the winding-up of Corel.

     Canadian Taxation on Sale or Other Disposition

     A gain realized by a U.S. holder on a disposition or deemed disposition of common shares generally will not be subject to tax under the Income Tax Act (Canada) unless such common shares constitute taxable Canadian property within the meaning of the Income Tax Act (Canada). Common shares generally will not be taxable Canadian property to a U.S. holder if the common shares are listed on a prescribed stock exchange at the time of disposition unless, at any time within the 60 month period immediately preceding the disposition, the U.S. holder, persons with whom the U.S. holder did not deal at arm's length or the U.S. holder together with such persons owned or had an interest in or option to acquire 25% or more of the issued shares of any class or series of Corel's shares. The common shares will constitute taxable Canadian property to a U.S. holder if at the time of their disposition the common shares are not listed on a prescribed stock exchange.

     Even if the common shares constitute or are deemed to constitute taxable Canadian property to a particular U.S. holder, an exemption from tax under the Income Tax Act (Canada) may be available under the Convention.

Certain U.S. Federal Income Tax Consequences

     The following describes certain United States federal income tax consequences of an investment in the common shares. This discussion is based upon United States federal income tax laws presently in force. The discussion is not a full description of all tax considerations that may be relevant to a decision to purchase common shares. In particular, the discussion is directed only to U.S. holders that will hold common shares as capital assets and that have the United States dollar as their functional currency. It does not address the tax treatment of U.S. holders that are subject to special tax rules, such as banks, life insurance companies, tax-exempt entities, dealers, traders who elect to mark their common shares to market, persons that will hold the common shares as part of a straddle, hedge, conversion or constructive sale transaction for tax purposes and holders of 10% or more of our voting shares.

     The following discussion applies to the following U.S. holders: (i) United States citizens or residents, (ii) United States corporations or partnerships,
(iii) trusts subject to the control of a U.S. person and the primary supervision of a U.S. court, or (iv) estates the income of which is subject to United States federal income taxation regardless of its source.

     Dividends and Other Distributions

     Cash dividends (including the amount of any Canadian taxes withheld) paid with respect to the common shares generally will be includible in the gross income of a U.S. holder as ordinary income when the dividends are actually or constructively received to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes. Dividends paid in Canadian dollars will be includible in a United States dollar amount based on the exchange rate in effect on the day of receipt by holder (or the holder's agent). Any gain or loss recognized upon a subsequent sale or conversion of the Canadian dollars for a different amount will be United States source ordinary income or loss. Dividends generally will be foreign source income. The Canadian withholding tax paid by or for the account of any U.S. holder will be eligible, subject to generally applicable limitations and conditions, for credit against the U.S. holder's federal income tax liability, but generally will be "passive income" or "financial services income" which is treated separately from other types of income for foreign tax credit limitation purposes. Dividends will not be eligible for the dividends-received deduction allowed to corporations with respect to dividends paid by United States corporations.

     If distributions made by us were to exceed our current and accumulated earnings and profits as determined for United States federal income tax purposes, the excess would be treated as a non-taxable return of capital to the extent of the U.S. holder's adjusted basis in the common shares, and thereafter as capital gain.

     A beneficial owner that is not a U.S. holder generally will not be subject to United States federal income or withholding tax on dividends paid with respect to common shares, unless such income is effectively connected with the conduct by such person of a trade or business within the United States, and the dividends are attributable to a permanent establishment that such person maintains in the United States if that is required by an applicable treaty. In such cases a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may, under certain circumstances, be subject to an additional "branch profits tax" on effectively connected dividends.

     Capital Gains with Respect to Common Shares

     Subject to the PFIC rules discussed below, U.S. holders will recognize capital gain or loss on the sale or other disposition of common shares held by the U.S. holder. Generally, such gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for such common shares exceeds one year. Long-term capital gain of a non-corporate U.S. holder is generally subject to a maximum tax rate of 20 percent. Any gain or loss recognized by a U.S. holder generally will be treated as from United States sources. Consequently, in the case of a disposition of common shares, the U.S. holder may not be able to claim the foreign tax credit for Canadian tax, if any, imposed on that gain unless it appropriately can apply the credit against tax due on other income from foreign sources.

     A beneficial owner that is not a U.S. holder of common shares will not be subject to United States income or withholding tax on gain from the sale or other disposition of common shares unless (i) that gain is effectively connected with the conduct of a trade or business within the United States and the gain is attributable to a permanent establishment that such person maintains in the United States if that is required by an applicable treaty, or (ii) the non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met. A corporate non-U.S. holder may, under certain circumstances, be subject to an additional "branch profits tax" on effectively connected capital gains.

     Passive Foreign Investment Company

     In general, a foreign corporation is a passive foreign investment company (a "PFIC") for any taxable year in which a U.S. holder owns stock in the corporation and:

     . 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or

     . 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income.

Cash and cash equivalents, among other types of assets, are considered to produce, or to be held for the production of, passive income for purposes of applying the second of the two tests set forth above. As of November 30, 2000 we had $128.6 million of cash on hand. Our cash balances may either increase or decrease from the amount on hand as of November 30, 2000. Accordingly, we may be or may subsequently become a PFIC if the average quarterly value of all our assets that produce, or are held for the production of, passive income (including cash) equals or exceeds 50% of our gross assets. Because the PFIC determination is made annually on the basis of facts and circumstances that may be beyond our control (including fluctuations in the market value of our stock), and because this discussion is being provided prior to the close of our taxable year in which you may acquire our stock from the selling shareholder, we cannot assure you that we will not be a PFIC for this year or future years.

     If we were a PFIC for any taxable year, a U.S. holder that held common shares in that taxable year would be required to file an IRS form 8621 and would generally be subject to special rules with respect to certain distributions made by us on the common shares and with respect to gains from dispositions of common shares. In general, such a U.S. holder would be required to allocate the distributions or gains, as the case may be, ratably over its holding period for the common shares. That portion of any distributions or gains allocated to a prior taxable year, other than a year prior to the first year in which we were a PFIC, would effectively be taxed at the highest United States federal income tax rate in effect for that year with respect to ordinary income. In addition, the U.S. holder would be subject to an interest charge on the resulting tax liability determined as if that tax liability had been due with respect to the particular taxable year. The portion, if any, of distributions or gains not so allocated to a prior taxable year of the U.S. holder in which we were a PFIC would be included in the U.S. holder's income for the taxable year of the particular distribution or disposition and taxed as ordinary income

     The foregoing rules with respect to distributions and dispositions may be avoided if a U.S. holder is eligible for and timely makes either a valid "qualifying electing fund" election, in which case the U.S. holder generally would be required to include in income on a current basis its pro rata share of our ordinary income and net capital gains, or a valid "mark-to-market" election. We can provide no assurances we will complete the actions necessary for U.S. holders to make a qualifying electing fund election in the event that we were to be considered a PFIC for any taxable year. If a mark-to-market election is made, the U.S. holder will include in ordinary income each year the excess, if any, of the fair market value over the adjusted tax basis of its common shares. The U.S. holder also will be allowed an ordinary loss each year of the excess, if any, of the adjusted tax basis over the fair market value of its common shares, but only to the extent of the net amount of previously included income as a result of the mark-to-market election. The U.S. holder's tax basis in the common shares will be adjusted to reflect any such income or loss amounts. Assuming the common shares are treated as marketable stock for purposes of the PFIC rules, the mark-to-market election would be available with respect to the common shares. Prospective purchasers are urged to consult their tax advisors regarding the consequences of an investment in a PFIC.

     Information Reporting and Backup Withholding

     Dividends paid on common shares and the proceeds from the sale, exchange or redemption of the common shares may be reported to the United States Internal Revenue Service and a 31 percent backup withholding tax may apply to such amounts unless the holder is an exempt recipient such as a corporation, provides necessary certifications (including in the case of a non-U.S. holder, certification that such person is not a United States person within the meaning of Section 7701(a(30) of the Internal Revenue Code) or otherwise establishes a basis for exemption. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability.

                              PLAN OF DISTRIBUTION

     We are registering the offer and sale of the common shares issuable upon conversion of our Series A Shares owned by the selling shareholder. Because the Series A Shares are not convertible by Microsoft, its affiliates or its associates, the selling shareholder will sell the preferred shares to one or more underwriters, broker-dealers or other selling agents, who will convert them into common shares and offer and sell those common shares in ordinary brokers transactions at then current market prices or in other transactions at negotiated prices.

     Registration of the common shares covered by this prospectus does not mean, however, that those shares will be offered or sold. The selling shareholder and the underwriters, broker-dealers or other selling agents selected by the selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling shareholder has advised us that the underwriters, broker-dealers and/or other selling agents to which it sells the Series A Shares will offer and sell the common shares they receive upon conversion of the Series A Shares in one or more of the following ways:

     . on the Nasdaq National Market, The Toronto Stock Exchange or in the over-the-counter market,

     .  directly to one or more purchasers in privately negotiated transactions,

     . in ordinary brokerage transactions or transactions in which a broker or dealer solicits purchases,

     .  in block trades,

     .  in an underwritten offering on a firm commitment or best-efforts basis,

     . through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities,

     .  through short sales, or

     .  any combination of the above,

at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices. Any of these underwriters, broker-dealers or selling agents may involve other underwriters, broker-dealers and/or selling agents and all of them may receive compensation in the form of discounts, concessions or commissions from the selling shareholder, the others participating in the offers and sales and/or from the purchasers of common shares. Compensation as to a particular underwriter, broker-dealer or selling agent may exceed customary commissions.

     In effecting sales, the underwriters, broker-dealers and/or other selling agents selected by the selling shareholder may:

     . enter into hedging transactions with other broker-dealers, and in connection with those transactions, the other broker-dealers may engage in short sales of the common shares,

     . sell common shares short and deliver the common shares to close out such short positions,

     . enter into option or other transactions with other broker-dealers that require the delivery to the other broker-dealer of the shares, which the other broker-dealer may resell pursuant to this prospectus,

     . pledge the shares to another broker-dealer, and upon a default, the other broker-dealer may effect sales of the pledged shares pursuant to this prospectus, and

     .  engage in any combination of the above.

     The common shares covered by this prospectus may also be offered and sold in transactions in reliance upon Rule 144 under the Securities Act of 1933 if such offer and sale meet the criteria and satisfy the requirements of Rule 144.

     At any time a particular offer of common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

     .  the aggregate amount of common shares being offered,

     . the name or names of any underwriters, broker-dealers or other selling agents participating in the offers and sales,

     .  the price or prices at which the common shares were sold,

     . any discounts, commissions, concessions and other items constituting compensation paid by the selling shareholder and/or any participating underwriters, broker-dealers and selling agents, including any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

     .  any other material facts of the transactions.

     Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

     The selling shareholder and any underwriter, broker-dealer or selling agent participating in any distribution of the common shares covered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any compensation or commission paid or any discounts allowed to any of those underwriters, broker-dealers or other selling agents, and any profit they realize on the sale of the common shares, may be deemed to be an underwriting discount or commission under the Securities Act of 1933.

     The selling shareholder may indemnify any underwriter, broker-dealer or selling agent that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act of 1933. In addition, we have agreed in the registration rights agreement to indemnify the selling shareholder and each underwriter, broker-dealer or other selling agent facilitating the sale of the common share offered hereby against certain liabilities arising under the Securities Act of 1933. Each person so indemnified by us has agreed to indemnify us for liabilities arising under the Securities Act of 1933 with respect to written information furnished to us by it.

     The registration rights agreement between us and Microsoft permits us to restrict the resale of the common shares issued upon conversion of the Series A Shares if the registration of the common shares with the Securities and Exchange Commission would interfere with a financing, acquisition, reorganization or other corporate transaction involving Corel or any of our subsidiaries. We cannot so restrict sales of common shares by the selling shareholder more than once in any 12-month period or for more than 90 days in the aggregate during any such restriction.

     In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common shares may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling shareholder and/or any person selling common shares covered by this prospectus will pay all compensation, commissions and the underwriting discounts and its own legal expenses, if any, associated with the sale of the common shares. We will pay all costs, expenses and fees in connection with the registration of the common shares covered by this prospectus, including, among others, the fees of our counsel and accountants, all registration and filing fees, all stock exchange listing fees, blue sky fees and expenses, all printing and related expenses and any fees or disbursements of underwriters customarily paid by issuers.

     We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part with respect to the common shares offered hereunder by until the earlier of the date that is two years from the effective date of the registration statement, or the date that all the shares registered hereunder have been sold.

                                 LEGAL MATTERS

     The validity of the issuance of our common shares will be passed upon for Corel by McCarthy Tetrault, 40 Elgin Street, Suite 1400, Ottawa, Ontario, K1P 5K6.

                                    EXPERTS

     The consolidated financial statements of Corel incorporated in this prospectus by reference to the Annual Report on Form 10-K for the years ended November 30, 2000, 1999 and 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Registration Statement on Form S-3 to register with the Securities and Exchange Commission the common shares offered hereby. This document is a part of that registration statement and constitutes a prospectus of Corel. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not, however, contain all the information you can find in the registration statement or the exhibits to the registration statement.

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the Securities and Exchange Commission's public reference rooms at the following locations:

  450 Fifth Street, N.W.         7 World Trade Center    500 West Madison Street
  Room 1024                      Suite 1300              Suite 1400
  Washington, D.C.  20549        New York, New York      Chicago, Illinois
                                 10048                   60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of documents filed with the Securities and Exchange Commission from commercial document retrieval services (some of which also provide on-line delivery) and at the world wide web site maintained by the Securities and Exchange Commission at www.sec.gov.

     Our common shares are traded on Nasdaq and on The Toronto Stock Exchange and we are required to file reports, proxy statements and other information with Nasdaq and The Toronto Stock Exchange. Reports, proxy statements and other information concerning us may be inspected at the offices of The Nasdaq Stock Market, Inc. which is located at 1735 K Street, N.W., Washington, D.C. 20006 and at the offices of The Toronto Stock Exchange at 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2.

     We also file annual, quarterly and special reports, proxy statements and other information with the Canadian securities regulatory authorities in such provinces where such filings are required to be made. Copies of such filings are available to the public over the Internet at www.sedar.com, the web site maintained on behalf of the Canadian securities administrators for accessing filings made through SEDAR (System for Electronic Document Analysis and Retrieval). SEDAR is the system used for electronically filing most securities related information with the Canadian securities regulatory authorities.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

     This prospectus incorporates by reference the documents set forth below that have previously been filed with the Securities and Exchange Commission. These documents contain important information about us and our financial condition.

     The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference into this prospectus:

     (a) the Registration Statement and the exhibits and schedules filed therewith;

     (b) our annual report on Form 10-K for the fiscal year ended November 30, 2000; and

     (c) all other information that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.



     We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein as well). Requests for such copies should be directed to John Hladkowicz at (613) 728-8200, or by mail at 1600 Carling Avenue, Ottawa, Ontario, Canada, K1Z 8R7.

     Any statement incorporated herein will be deemed to be modified or superseded for the purposes of this prospectus and the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the Registration Statement.

================================================================================


                               COREL CORPORATION



                            24,000,000 Common Shares







                              ____________________

                                   PROSPECTUS

                              ____________________


================================================================================

                                    PART II

                    Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

     The following is a list of the estimated costs and expenses payable by the Registrant in connection with the preparation and filing of this registration statement.

     S.E.C. Registration Fee.............................   $ 15,735
     Printing Expenses...................................    100,000
     Accountants' Fees and Expenses......................     50,000
     Legal Fees and Expenses.............................    150,000
     Other Miscellaneous Expenses........................      7,625
                                                            --------
     Total                                                  $325,000
                                                            ========

Item 15.  Indemnification of Directors and Officers

     Canadian law generally permits a corporation to indemnify its directors and officers for all costs, charges and expenses incurred by the person in respect of any action or proceedings to which that person is made a party by reason of being a director or officer (1) if the person acted in good faith with a view to the best interests of the corporation and (2) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing his conduct was lawful. Canadian law generally requires a corporation to indemnify its directors and officers if the person is substantially successful on the merits of his defense of the action, the person fulfills (1) and (2) above, and is otherwise fairly and reasonably entitled to indemnity.

     The Registrant's By-Laws generally provide that the Registrant is required to indemnify the director or officer against liability incurred in such capacity to the extent permitted or required by Canadian law.

     A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries for losses as result of claims based upon the acts or omissions as directors and officers of the Registrant and its subsidiaries.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 EXHIBIT INDEX

Exhibit No.                             Exhibit
-----------                             -------

* 5.1 Opinion of McCarthy Tetrault with respect to the validity of the shares being offered

* 8.1 Tax Opinion of McCarthy Tetrault (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

* 8.2          Tax Opinion of Milbank, Tweed, Hadley & McCloy LLP

*23.1 Consent of McCarthy Tetrault (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

*23.2 Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement)

 23.3          Consent of PricewaterhouseCoopers LLP


*24.1 Power of Attorney for directors and certain officers of the Registrant, authorizing the signing of this Registration Statement on their behalf (included on the signature page of this Registration Statement).

_________________

*   Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada on March 16, 2001.

                                   COREL CORPORATION


                                   By:            /s/ John Blaine
                                        -----------------------------------
                                        John Blaine
                                        Executive Vice-President Finance,
                                        and Chief Financial Officer
                                        and Treasurer



     Pursuant to the requirement of the Securities Act, this Registration Statement Amendment has been signed by the following persons in the capacities and on the dates indicated:


         Signature                          Title                     Date
         ---------                          -----                     ----

           *
---------------------------
     Derek J. Burney             President, Chief Executive           March 16, 2001
                                 Officer and Director

     /s/ John Blaine
---------------------------
       John Blaine               Executive Vice-President Finance,    March 16, 2001
                                 Chief Financial Officer and
                                 Treasurer
                                 (principal accounting officer
                                 and principal financial officer)
           *
---------------------------
     James Baillie, Q.C.         Chairman and Director                March 16, 2001

           *
---------------------------
     Hunter S. Grant             Director                             March 16, 2001

           *
---------------------------
     Barbara McDougall           Director                             March 16, 2001

             *
----------------------------------
     Larry O'Brien                         Director                             March 16, 2001

             *
----------------------------------
     Steven Houck                          Authorized U.S. Representative       March 16, 2001

*By:     /s/ John Blaine
     -----------------------------
        John Blaine
      Attorney-in-Fact